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                                                                   EXHIBIT 10.43

                           NORCAL WASTE SYSTEMS, INC.
                             STOCK OPTION AGREEMENT

         This Stock Option Agreement (this "Agreement") is entered into as of January 12, 1996 between Norcal Waste Systems, Inc., a California corporation (the "Company"), and H. Welton Flynn ("Optionee"). The parties agree as follows:

         1.       Grant of Option.

                  (a) Pursuant to the Company's 1996 Non-Employee Director Stock Option Plan (the "Plan"), the Company has granted Optionee a nonqualified stock option (the "Option") to purchase 35,000 shares of the Company's common stock at an exercise price of $4.89 per share.

                  (b) As long as Optionee continues to serve as a director of the Company, (i) this Option will vest in three annual increments of 11,667 shares, 11,677 shares and 11,666 shares, respectively, on the first, second and third anniversaries of the date of this Agreement, so that this Option will be fully vested on January 12, 1999, and (ii) this Option will have a term of seven years from the date of this Agreement.

         2. Other Terms. The other terms of this Option will be the same as those provided for in the Plan, a copy of which is attached to this Agreement. Optionee has read the Plan and agrees to be bound by its terms.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above.

NORCAL WASTE SYSTEMS, INC.

By:/s/ Michael J. Sangiacomo                    /s/ H. Welton Flynn
   -------------------------                    -------------------
   Michael J. Sangiacomo                        H. WELTON FLYNN
   President and CEO

Attachment:  1996 Non-Employee Director Stock Option Plan